Exhibit 35.2
SERVICER COMPLIANCE STATEMENT
DISCOVER CARD EXECUTION NOTE TRUST

Discover Card Execution Note Trust
c/o Discover Funding LLC
800 Prides Crossing, Suite 100
Newark, Delaware 19713

In connection with the Annual Report on Form 10-K of Discover Card Execution Note Trust, as the issuing entity in respect of the notes, for the fiscal year ended December 31, 2025 (the “Report”), the undersigned, a duly authorized officer of Discover Products Inc. (the “Servicer”), does hereby certify and represent that:

1. A review of the activities of the Servicer during the period from January 1, 2025 to December 18, 2025 and of its performance under the Fourth Amended and Restated Master Services Agreement, among Capital One Financial Corporation (as successor to Discover Financial Services), Capital One, National Association (as successor to Discover Bank), the Servicer and other affiliated entities thereto, dated as of May 9, 2024, as supplemented by the Fifth Amended and Restated Services Addendum, between the Servicer and Capital One, National Association (as successor to Discover Bank), dated as of April 3, 2023 (collectively, the “Agreements”) was made under my supervision

2.     To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreements in all material respects throughout the period from January 1, 2025 to December 18, 2025 that is the subject of the Report.

IN WITNESS WHEREOF, the undersigned has duly executed this Servicer Compliance Statement this 24th day of March, 2026.

DISCOVER PRODUCTS INC.

By:	/s/ DANIEL P. CAPOZZI

Name:	Daniel P. Capozzi
Title:	Executive Vice President, President - Consumer Banking